Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Douglas Cheatham
Executive Vice President and Chief Financial Officer
(630) 906-5484
dcheatham@oldsecond.com

OLD SECOND BANCORP, INC. ANNOUNCES UNDERWRITERS’ EXERCISE OF

OVER-ALLOTMENT OPTION

Aurora, Illinois (April 11, 2014) — Old Second Bancorp, Inc. (Nasdaq Global Select: OSBC), parent company of Old Second National Bank, announced today the closing of the sale of 2,025,000 shares of its common stock pursuant to the underwriters’ exercise of the over-allotment option, which the Company granted in connection with its previously announced underwritten public stock offering.  Together with the 13,500,000 shares of common stock issued in the underwritten public offering, the Company issued a total of 15,525,000 shares of its common stock at $4.40 per share for total net proceeds from the offering of approximately $64.3 million.

Keefe, Bruyette & Woods, A Stifel Company, served as sole book running manager and Sandler O’Neill & Partners, L.P. and FIG Partners, LLC served as co-managers for the offering.

Old Second Bancorp, Inc. is a financial services company with its headquarters located in Aurora, Illinois.  The Company is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Kane, Kendall, DeKalb, DuPage, LaSalle, Will and Southwestern Cook counties in Illinois.  Additional information concerning Old Second can be accessed on the internet at www.oldsecond.com.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.